MMC Energy, Inc. Announces the Appointment of Senator Richard H. Bryan to the Board of Directors


New York, September 4, 2006 /PRNewswire-FirstCall / -- MMC Energy, Inc. (Nasdaq
OTC: MMCN.OB) (Deutsche Borse: JU1) today announced the election of Senator Richard H. Bryan to the MMC Board of Directors of the Company.

Former U.S. Senator Bryan holds the distinction of being the only Nevadan to have served as a State Legislator, Attorney General, Governor of Nevada, and United States Senator.

Senator Bryan is currently a shareholder at Lionel Sawyer & Collins, Nevada's largest law firm. He is a member of the Firm's Executive Committee. His practice focuses on government relations at the federal, state and local levels, particularly in the areas of mining and public land use issues. He is the Firm's designated representative for Lex Mundi and for the State Capital Global Law Firm Group, both global organizations of major law firms. Based in the Firm's Las Vegas office, Senator Bryan also spends time in the Firm's other offices in Reno, Carson City and Washington, D.C.

Senator Bryan remains an active community and business leader in Nevada. He serves on the Board of Trustees of Nevada Development Authority (NDA) and Economic Development Authority of Western Nevada (EDAWN). These two development authorities thrive in our business-friendly State and encourage businesses to relocate to Nevada. Senator Bryan is also on the Board of Trustees of the Las Vegas Chamber of Commerce. He is Chairman of the Board for Preserve Nevada, a group whose priority is to preserve historical buildings, places, and historical artifacts in the State of Nevada. He is also an arbitrator for the American Arbitration Association.

A native Nevadan, Senator Bryan began his legal career in 1964 as a Deputy District Attorney in Clark County (Las Vegas), Nevada. Two years later, he was named Clark County's first Public Defender. In 1968 Richard Bryan was elected to the Nevada State Assembly. He was re-elected to the State Assembly in 1970. In 1972, he was elected to the State Senate and re-elected in 1976. The former prosecutor won his first statewide election as Nevada's Attorney General where he played a major role in successfully defending Nevada's gaming regulatory structure in the Federal Courts.

In 1982, he was elected to the first of two terms as Governor. Under his leadership as Nevada's Governor, economic diversification and the attraction of new businesses to Nevada became a priority. In 1988 he was elected to the first of two terms in the U.S. Senate. He was the only Senate member to simultaneously serve on three U.S. Senate Committees: Finance; Commerce, Science and Transportation; and Banks, Housing and Urban Affairs.
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Senator Bryan is a graduate from the University of Nevada, where he was Student
Body President. He received his law degree from the University of California, Hastings Law School.

"We are very pleased to announce the addition of Senator Richard Bryan to the MMC Board of Directors. Senator Bryan will be a tremendous resource for MMC as it continues to focus on acquiring deep value and earnings accretive energy assets for our shareholders. We welcome Senator Bryan's breadth of political and legal acumen," said Karl Miller, Chairman and Chief Executive Officer of MMC.

The addition of Senator Bryan another key milestone in our effort to develop a highly qualified Board with extensive experience and deep roots in the Western United States", which is a major geographic focus for MMC, Miller added.

Senator Bryan joins the current Board of Directors of MMC composed of MMC executives, Karl Miller (Chairman of the Board and CEO), Martin Quinn (President and COO), Denis Gagnon (CFO) and George Rountree, III (Lead Independent Director), Dr. Peter Likins (Independent Director) and Mike Hamilton (Independent Director).




About MMC Energy, Inc.:

MMC is an energy acquisition company, which primarily acquires and operates critical power generation and associated energy infrastructure assets. The company is headquartered in New York City and traded on the NASDAQ OTC Exchange in the United States and the Deutsche Borse in Germany.

The Company creates long-term value for its shareholders through deep discount asset acquisitions and hands on post- acquisition asset management. The Company currently owns power generation assets in Southern California and is pursuing an aggressive portfolio acquisition and growth strategy targeting power generation facilities and energy infrastructure assets primarily in California, Texas, Mid-Atlantic, and the Northeastern U.S.

Additional information concerning MMC Energy is available at http://www.mmcenergy.com

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including without limitation those statements regarding the Company's ability to expand existing generating facilities and exploit acquisition opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but no limited to, our inability to generate sufficient operating cash flow to adequately maintain our generating facilities and service our debt, commodity pricing, intense competition for undervalued generating assets, environmental risks and general economic conditions. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including those risks set forth in the Company's Current Report on Form 8-K filed on May 15, 2006, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. We undertake no obligation to update these forward-looking statements.

Source: MMC Energy Inc.